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Exhibit 99.1--Press release dated January 8, 2002

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CONTACT:
All Inquiries
Alex Estevez, CFO
Datastream Systems, Inc.
1-864-422-5001
alex.estevez@datastream.net
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          DATASTREAM SYSTEMS BOARD OF DIRECTORS REJECTS MRO SOFTWARE'S
                        UNSOLICITED ACQUISITION PROPOSAL

   Company also expects to exceed fourth quarter 2001 consensus estimates for total revenue, license revenue and earnings per share

GREENVILLE, S.C.--Jan. 8, 2002 --Datastream Systems, Inc. (Nasdaq: DSTM) today announced that, after careful consideration, its Board of Directors unanimously rejected an unsolicited offer by MRO Software, Inc. (Nasdaq: MROI) to purchase all of the outstanding shares of Datastream for $6.00 per share, comprised of $1.00 per share in cash and $5.00 per share in MRO Software common stock. The Board of Directors determined that the MRO Software offer is inadequate, does not reflect the inherent value of the company, and is not in the best interests of Datastream or its stockholders. A copy of the letter to MRO Software rejecting its offer is attached to this press release.

Datastream also announced today that it expects to exceed consensus estimates for fourth quarter 2001 total revenue, license revenue and earnings per share. The Company expects fourth quarter license revenue to exceed consensus estimates by at least 25%.

Fourth quarter results are preliminary, subject to the Company closing its books and the Company's management and independent auditors completing their customary annual audit procedures. Datastream will announce results for the fourth quarter on Tuesday, February 5, 2002 at 4:45 p.m. Eastern Standard Time.

About Datastream Systems, Inc.
Datastream Systems, Inc. (NASDAQ: DSTM) provides asset lifecycle management software and services that help companies maximize the return on investment in capital assets. Through the Datastream Network, Datastream customers are able to access products, services and alliances to automate the evaluation, purchase, tracking, management and disposal of capital assets. The Datastream Network includes Datastream 7i(TM), the company's flagship enterprise asset management solution, and Datastream's integrated procurement network, iProcure(TM).

Founded in 1986, Datastream has customers in 129 countries. Datastream products and services are in use by more than 65 percent of the Fortune 500. For more information, please visit www.datastream.net.

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Datastream, iProcure and Datastream 7i are marks of Datastream Systems, Inc. or its subsidiaries. All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: the Company closing its books for the fourth quarter 2001 and its management and independent auditors completing their customary annual audit procedures; the ability of the Company to sell larger and more complex software solutions; the ability of the Company to successfully transition to the development of further Internet-based products; the Company's ability to successfully implement an application service provider business model; increasing competition in the markets in which the Company competes; the ability of the Company to enhance its current products and develop new products that address technological and market developments; the stability of certain of the Company's strategic relationships, including those with suppliers of maintenance, repair and operations parts; and other risk factors listed from time to time in the Company's SEC reports, including, but not limited to the "Risk Factors" contained in the Company's Report on Form 10-K for the fiscal year ended December 31, 2000. With respect to the forward-looking statements contained in this news release, Datastream seeks the protections afforded by the Private Securities Litigation Reform Act of 1995.

The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

The Company is including the following legend in this press release pursuant to applicable securities laws:

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF DATASTREAM SYSTEMS, INC. AT THE TIME THE OFFER, IF ANY, IS COMMENCED, MRO SOFTWARE, INC. WILL FILE EXCHANGE OFFER MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION, AND DATASTREAM WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. DATASTREAM STOCKHOLDERS ARE URGED TO READ CAREFULLY THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT, EACH OF WHICH WILL CONTAIN IMPORTANT INFORMATION THAT DATASTREAM STOCKHOLDERS SHOULD CAREFULLY CONSIDER BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE EXCHANGE OFFER MATERIALS AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF DATASTREAM AT NO EXPENSE TO THEM. THE EXCHANGE OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT www.sec.gov.
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ATTACHMENT

                                 January 8, 2002

VIA FACSIMILE

Mr. Robert Daniels
Chairman of the Board
MRO Software, Inc.
100 Crosby Drive
Bedford, Massachusetts 01730

Dear Mr. Daniels:

As we indicated to you in a letter dated December 21, 2001, we received your letter dated December 20, 2001 and provided copies of it and your press release of the same date to our Board of Directors and advisors. Our Board carefully and thoroughly considered the offer contained in

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your letter and has voted unanimously to reject your offer and to decline to enter into negotiations with MRO Software regarding a business combination with Datastream. As further explained below, our Board of Directors has reviewed Datastream's strategic plan, the investments we have made and the momentum we are building and has concluded that the long-term interests of our stockholders are best served by Datastream remaining independent. We are not for sale to MRO Software or any other third party at this time.

We strongly disagree with the statement in your December 20 offer that the combination of our companies would provide "undeniable value and liquidity" to Datastream's stockholders. First, our Board of Directors has concluded that your offer is inadequate, and does not reflect the true value of Datastream. Not only is the overall offer extremely low, the cash component represents less than our cash on hand. Furthermore, in our judgment, the value of the MRO Software common stock component of your offer is subject to substantial market risk. Your common stock is extremely volatile and was trading at less than half its current trading price only 90 days ago. The trading history of MRO Software common stock offers no certainty of value to Datastream's stockholders.

We are absolutely committed to the long-term success of our customers, which includes more than 75% of the Fortune 50, and more than 65% of the Fortune 500. For reasons of technology, total cost of ownership, ease-of-use, and support, the best path forward for our customers, and prospects, is Datastream. Our Datastream 7i(TM) product, the only fourth generation web product with thousands of users in the EAM space, has met with significant success in the corporate enterprise. It is only appropriate that we continue to support our customer base with the best technology available, Datastream 7i.

Our Board of Directors and our management are committed to maximizing the value of our stockholders' investment, and in doing so, strive to maintain the highest standards of responsibility to our customers and employees. Consistent with our fiduciary duty to our stockholders, we must therefore reject your offer.

                              Sincerely,



                              Larry G. Blackwell
                              Chairman of the Board

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